CERTIFICATE OF ELIMINATION OF
                  SERIES A & C CONVERTIBLE PREFERRED STOCK OF
                              SEATON GROUP, INC.

                  The undersigned, Angus M. Hay, hereby certifies that:

                  I. He is the duly elected and acting President and sole Director of Seaton Group, Inc., a Delaware corporation (the "Company").

                  II. The Certificate of Incorporation of the Company authorizes 1,000,000 shares of preferred stock, par value $.001 per share, of which 35,000 shares have been designated as Series A, of which none are issued and outstanding, and 315,000 have been designated as Series C, of which none are issued and outstanding.

                  III. The following is a true and correct copy of resolutions duly adopted by the Board of Directors and majority of the Shareholders of the Company by written consent dated November 14, 1997, which constituted all requisite action on the part of the Company for adoption of such resolutions.

                                  RESOLUTIONS

         WHEREAS, that the Board of Directors and a majority of the Shareholders deem it to be in the best interest of the Company to eliminate the authorized "A" and "C" Series of Preferred Stock.

         NOW BE IT RESOLVED, that all authorized Series A and C preferred stock shall be eliminated, and such shares of preferred stock shall after such elimination have the status of authorized but unissued shares of undesignated preferred stock.

         BE IT FURTHER RESOLVED, that the proper officers of the Company be and they hereby are duly authorized and empowered to authorize the necessary documents to effectuate the foregoing resolutions and to certify the passage thereof.
                                      /s/ Angus M. Hay
                                      --------------------------------------
                                      Angus M. Hay, President and sole Director
                                      Dated: November 18, 1997
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